Exhibit 5

December 3, 2012

Stratasys Ltd.

2 Holtzman Street
Science Park, P.O. Box 2496
Rehovot 76124, Israel

Re:  Registration Statement on Form S-8

Gentlemen:

We have acted as Israeli counsel to Stratasys Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) covering up to                        ordinary shares of the Company, par value New Israeli Shekel 0.01 per share (collectively, the “Shares”), authorized for issuance under the Stratasys Ltd. Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan,  Stratasys, Inc. 1998 Incentive Stock Option Plan, Stratasys, Inc. 2000 Incentive Stock Option Plan,  Stratasys, Inc. 2002 Long-Term Performance and Incentive Plan and Stratasys, Inc. 2008 Long-Term Performance and Incentive Plan, respectively (collectively, the “Plans”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plans, the Registration Statement, the Company’s amended Memorandum of Association and Articles of Association, and such other agreements, certificates, resolutions, minutes and other statements of corporate officers and other representatives of the Company and others and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion.

In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents.  We have assumed the same to have been properly given and to be accurate.  We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors which have been provided to us are true and accurate and have been properly prepared in accordance with the Company’s Articles of Association and all applicable laws.  In addition, we have assumed that the Company will receive the full consideration for the Shares (which may consist, in part or in full, of services performed for the Company).

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, when issued and paid for, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Liquornik Geva & Leshem Brandwein
Meitar Liquornik Geva & Leshem Brandwein